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                                                              Exhibit 10(iii).35

                                                          Draft of June 11, 1997
                                                          ----------------------

                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------
                  This Employment Continuation, Non-competition and Confidentiality Agreement (this "Agreement"), is made this 17th day of June, 1997, by and between Beneco Enterprises, Inc., a Utah corporation (the "Company"), OHM Corporation, an Ohio corporation ("OHM"), and Scott Doxey ("Executive").

                              W I T N E S S E T H:
                              --------------------
                  WHEREAS, concurrently with the execution of this Agreement, OHM, the Company, the Executive, Robert Newberry and Bennie Smith, Jr. (collectively, the "Shareholders") are entering into a certain Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which OHM is purchasing from the Executive and the other Shareholders all of the issued and outstanding shares of capital stock of the Company;
                  WHEREAS, in order to induce OHM to enter into the Stock Purchase Agreement and the other agreements contemplated thereby, Executive has agreed to continue to serve in an executive capacity with the Company pursuant to the terms and provisions of this Agreement;
                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,, and subject to the terms and conditions set forth below, the Company, OHM and Executive agree as follows:



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                  Section 1. Term of Employment. The Company hereby employs
Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, for a period of three years commencing on June 1, 1997 (the "Effective Date") and ending on the third anniversary of the Effective Date (the "Term of Employment"), unless earlier terminated pursuant to Section 8 of this Agreement.
                  Section 2. Position, Duties, Responsibilities and Authority.
(a) Executive will assume and perform such , reasonable executive and managerial responsibilities and duties in connection with the business activities of the Company (the "Services") as the Executive has performed in connection with the company prior to the date of this Agreement and consistent with the duties and responsibilities performed by other executives holding similar positions in other government contracting companies. Executive shall be appointed and serve as Controller of the Company during the term of this Agreement. Executive shall perform the Services in accordance with such procedures and policies as the Company may adopt from time to time. During the Term of Employment, Executive will be employed as an employee of the Company or any affiliate thereof in, or in the vicinity of, Salt Lake City, Utah, or such other place as Executive may agree in writing. Notwithstanding the foregoing, Executive will be required to undertake regular and extended travel to such locations and for such duration as may be required to fulfill his obligations and duties in connection with the business activities of the Company and such travel shall be undertaken in a reasonable and customary



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manner and the amount of such travel shall be consistent with past practice.
                  (b) During the Term of Employment, Executive will devote his entire time, attention, skill and energy to the business of the Company during business hours customary for executives holding similar positions with other government contracting companies, will use his best efforts to promote the success of the business of the Company and cooperate fully, with the Board of Directors of the Company in the advancement of the best interests of the Company. If Executive is elected as a director of the Company or as director or officer of any of its affiliates, Executive will fulfill his duties as such director or officer without additional compensation.
                  Section 3. Compensation During Term of Employment
                  3.1. Salary and Bonuses: As compensation for the Services to be rendered during the Term of Employment, and for the other obligations undertaken by Executive under this Agreement, Executive will be entitled to the following:
                  (a) Salary. The Company will pay to Executive an annual salary (the "Salary") of $110,000 (which is equivalent to $9,167 per month), which shall be payable in equal periodic installments according to the Company's customary payroll practices, but no less frequently than monthly.
                  (b) Bonus. Executive will be entitled to receive, with respect to each fiscal year during the Term of Employment an annual bonus (the "Target Bonus") equal to up to 20% of his annual Salary. The Target Bonus will be determined in accordance with the terms and conditions



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established pursuant to the Management Incentive Bonus Plan of OHM (the "OHM
Bonus Plan") in effect as of the date hereof, as may be amended by OHM, in its sole discretion, from time to time.
                  3.2 Benefits. (a) The Company will, during the Term of Employment, permit Executive to participate in such retirement savings plan, life insurance, health insurance and other employee benefit plans of the Company that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans in accordance with the policies of OHM.
                  (b) During the Term of Employment, Executive will be entitled to a vehicle allowance of $750 a month. Executive shall not be entitled to reimbursement by the Company for any automobile-related expenses, except for fuel expense.
                  (c) Executive will be entitled to vacation in accordance with the vacation policies in affect for employees of OHM and its subsidiaries in similar positions to Executive. Executive will also be entitled to the paid holidays set forth in OHM's policies. Vacation days and holidays during any fiscal year that are not used by the Executive during such fiscal year may not be used in any subsequent fiscal year. In scheduling his vacation, Executive shall give sufficient notice to his immediate supervisor regarding such vacation and shall give due regard to the reasonable needs of the Company in scheduling such vacation.
                  (d) All reasonable and documented out-of-pocket expenses incurred by Executive on behalf of the Company in the ordinary and normal course of business and in accordance with OHM's travel



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         and business expense policies in effect from time to time shall be reimbursed by the company in accordance with the Company's normal procedures for expense reimbursement.
                  (e) Executive's accumulated time with the Company prior to the Effective Date shall be included in calculating his employment time with the Company to the extent such accumulated time is considered in determining the amount of benefits provided to the Executive under
         Section 3.2(a) and (c).
                  Section 4. Earnout Consideration.
                  4.1 Earnout Consideration, (a) If one of the financial performance levels provided in Section 4.1(b)(i), (ii) or (iii) is achieved, OHM shall make certain payments (the "Earnout Consideration") to the Executive and the other Shareholders as provided therein.
                  (b) The Earnout Consideration, if any, shall be based on the Average Operating Income (as defined in Section 4.5) for the three-year period following the Effective Date and shall consist of the following:
                           (i) If the Average operating Income for the
three-year period following the Effective Date is equal to or greater than $6,000,000, the Executive and the other Shareholders shall receive an aggregate of $10,000,000 in cash or, in the sole discretion of OHM, shares of OHM Common Stock (as defined in Section 4.5) with an aggregate market value (as determined pursuant to Section 4.4(c)) of $10,000,000, or any combination of cash and OHM common Stock, as determined by OHM.



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                           (ii) if the Average Operating Income for the
three-year period following the Effective Date is equal to or greater than $5,500,000, but less than $6,000,000, the Executive and the other Shareholders shall receive an aggregate of $7,000,000 in cash or, in the sole discretion of OHM, shares of OHM Common Stock with an aggregate market value of $7,000,000, or any combination of cash and OHM Common Stock, as determined by OHM.
                           (iii) if the Average Operating Income for the
three-year period following the Effective Date is equal to or greater than $5,000,000, but less than $5,500,000, the Executive and the other Shareholders shall receive an aggregate of $4,000,000 in cash or, in the sole discretion of OHM, shares of OHM Common Stock with an aggregate market value of $4,000,000, or any combination of cash and OHM Common Stock, as determined by OHM.
                           (iv) If the Average Operating Income for the
three-year period following the Effective Date is less than $5,000,000, no Earnout Consideration shall be paid.
                  4.2 Adjustments to Average Operating Income; Accounting Considerations.
Accounting Considerations. (a) In computing the Average Operating Income,
(i) intercompany accounting charges that relate to general overhead allocations by OHM to the Company shall be excluded from such computation, (ii) intercompany accounting charges that relate to services actually provided by or caused to be provided by OHM to or for the direct benefit of the Company shall be included in such computation, including, without limitation, charges relating to



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employee benefits provided to employees of the Company, insurance, professional services and bonding fees and (iii) the financial impact of acquisitions which result in a business combination with the Company shall be excluded from such computation, unless (A) it is agreed upon in advance by OHM and Bennie Smith, Jr. if he is employed an an executive of the Company at the time of such acquisition (or Robert Newberry, if Bennie Smith, Jr. is not employed as an executive of the Company at such time and Newberry is employed as an executive of the Company at such time, or Executive, if Bennie Smith, Jr., and Robert Newberry are not employed as executives of the Company at such time and Executive is employed as an executive of the Company at such time) (the "Shareholder Representative"), that such acquisition will be included in computing the Average Operating Income and (B) the financial performance levels set forth in section 4.1(b) are adjusted to take into account the effect of such acquisition, with such adjustments agreed to by OHM and the Shareholder Representative. Notwithstanding the foregoing, OHM agrees that it shall not cause the Company to engage in any acquisitions until after the third anniversary of the Effective Date if (i) none of Executive, Robert Newberry or Bennie Smith, Jr. are employed by the Company and (ii) one or more of Executive, Newberry or Smith are entitled to the Earnout Consideration.
                  (b) For purposes of determining the Average operating Income,
(i) the adequacy of any contingency or reserve reflected on the Company's financial statements or accounting records shall be determined in accordance with United States generally accepted



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accounting principles ("GAAP") as applied to the company on a stand-alone basis by OHM and reviewed by the certified public accounting firm regularly engaged by OHM ("OHM's Accountants"); and (ii) notwithstanding the Company's past practices, any and all costs incurred by the Company in seeking or retaining customers, including the costs associated with bid proposals, shall be expensed on a current basis and not amortized.
                  4.3 Allocation of Earnout consideration. (a) Except as otherwise provided in this Section 4.3 and subject to the setoff rights provided in Section 7.6 of the Stock Purchase Agreement, the Earnout Consideration, if any, shall be allocated among the Executive and the other Shareholders as follows:
                                            Earnout Consideration
                                            (dollars in millions)
                                    $10.0            $7.0              $4.0
                                    -----            ----              ----
Bennie Smith                        $ 7.8            $5.3              $2.8
Robert Newberry                       1.2             1.0                .7
Scott Doxey                           1.0              .7                .5

                  (b) (i) Notwithstanding anything to the contrary in Section 4.3(a) and except as otherwise provided in Section 4.3(b)(ii) or (iii), if a Shareholder is not employed by the Company (except by reason of termination by the Company without cause pursuant to the Employment Agreement of such Shareholder) as of the third anniversary of the Effective Date, the Earnout Consideration allocated to such Shareholder shall not be payable by OHM.



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                  (ii) Notwithstanding Section 4.3(b)(i), in the event that
         Scott Doxey is not employed by the Company as of the third anniversary of the Effective Date (except by reason of his termination by the Company without cause or because of his death or disability (as defined in the Employment Agreement of Doxey)), the Earnout Consideration that would have been payable to Doxey shall be allocated on a pro rata basis to the other Shareholders, provided such Shareholders are otherwise entitled to receive their respective portion of the Earnout Consideration.
                  (iii) If (A) a Shareholder is no longer employed by the Company by reason of his death or disability, (B) the Average Operating Income, on an annualized basis, for the period from the Effective Date through and including the date of death or date of disability of such Shareholder (each, a "Determination Date") is $5,000,000 or more, and
         (C) the Earnout Consideration is determined to be payable under the terms of this Agreement after the expiration of the three-year period after the Effective Date, then such Shareholder or his estate or guardian, in the case of disability, in accordance with the procedures and within the period described in Section 4.4 shall be entitled to receive an amount (the "Pro Rata Earnout Amount") equal to (A) the Earnout Consideration that such Shareholder would have been entitled to receive if he had remained employed by the Company until the third anniversary of the Effective Date multiplied by (B) a fraction, the numerator of which is the number of full months that shall have elapsed from the Effective Date through and



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         including the Determination Date and the denominator of which is 36 months. If the Shareholder who dies or becomes disabled is Scott Doxey, then the amount of the Earnout Consideration not paid to Scott Doxey or his estate, as the case may be, as a result of the determination of the Pro Rata Earnout Amount, shall be allocated on a pro rata basis to the other Shareholders, provided such Shareholders are otherwise entitled to receive their respective portion of the Earnout Consideration. If any other Shareholder dies or becomes disabled, any Earnout Consideration in excess of the Pro Rata Earnout Amount with respect to such Shareholder shall not be payable by OHM.
                  (c) OHM shall provide the Executive and the other shareholders on a periodic basis not less than once each calendar year with an interim update regarding the computation of the Average Operating Income.
                  4.4 Payment of Earnout Consideration. (a) (i) Within ninety days after the third anniversary of the Effective Date, OHM shall determine the Average Operating Income, subject to review by OHM's accountants (the "Average Operating Income Calculation"). Within three business days after OHM's receipt of the Average Operating Income Calculation, OHM shall deliver such calculation to each of the Shareholders for review.
                  (ii) Unless a majority of the Shareholders (one of which must be Executive unless he is no longer employed by the Company or otherwise entitled to the Earnout Consideration), which for purposes of this Section 4,4 shall include such Shareholder's



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         estate, if any, or guardian, in the case of disability, gives the
         Company written notice of their objection to the Average Operating Income Calculation, which notice shall include the basis of the Shareholders' objection in reasonable detail ("Notice of objection"), within 30 calendar days after receiving the Average Operating Income Calculation (the "Objection Period"), the Average Operating Income Calculation shall be final, conclusive and binding on OHM and each of the Shareholders,
                  (iii) If a majority of the Shareholders (one of which must be Executive unless he is no longer employed by the Company or otherwise entitled to the Earnout Consideration) deliver a Notice of Objection within the Objection Period, OHM and the Shareholders shall use reasonable efforts to resolve all disputes regarding objections set forth in the Notice of Objection, If OHM and the Shareholders are not able to resolve all disputes regarding the Shareholders' objections set forth in the Notice of Objection within 14 calendar days after delivery to OHM of the Notice of Objection, the remaining disputed items shall be submitted for final resolution to an independent certified public accounting firm selected by mutual agreement of OHM, on the one hand, and the Shareholders, on the other hand, or if OHM and the Shareholders are unable to agree upon such accounting firm within 20 calendar days after the delivery of a Notice of Objection, OHM, on the one hand, and the Shareholders, on the other hand, shall promptly instruct their respective firms of independent



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         certified public accountants to select, within five business days thereafter, a third independent certified public accounting firm and only the disputed items shall be submitted to such independent certified public accounting firm (the "Independent Accountants"), After offering OHM and OHM's representatives and the Shareholders and the Shareholders' representatives the opportunity to present their positions as to the disputed items, which opportunity shall not extend for more than 10 calendar days after the Independent Accountants have been selected, the Independent Accountants shall deliver a written report resolving the disputed items submitted for resolution and setting forth the basis for such resolution within 30 calendar days after OHM and the Shareholders have presented their positions as to the disputed items. The resolution of the Independent Accountants shall be final, conclusive and binding upon OHM and each of the Shareholders and shall be reflected in any necessary revisions to the Average Operating Income Calculation. Notwithstanding anything in this Agreement to the contrary, the scope of the Independent Accountants' review of any dispute between OHM and the Shareholders regarding the Average Operating Income Calculation shall be limited solely to the resolution of the Shareholders' objections that are not resolved prior to selection of the Independent Accountants and as are set forth in the Notice of Objection.
                  (iv) One-half of the fees, costs and expenses of the Independent Accountants for services rendered pursuant to Section



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         4.4(a) shall be paid by the Shareholders and one-half of such fees, costs and expenses shall be paid by OHM.
                  (b) If no Notice of Objection is timely delivered by the Shareholders, OHM shall pay to the Shareholders, subject to Section 4.4(c), their respective portion of the Earnout Consideration, if any, five business days after the earlier of (i) the expiration of the Objection Period and (ii) the date of delivery by a majority of the Shareholders to OHM of written notice that the Average Operating Income Calculation will be accepted by the Shareholders without objection (which notice shall be binding on each of the Shareholders, including any Shareholder that is not a party to such notice), If a Notice of Objection with respect to the Average Operating Income calculation is timely delivered by a majority of the shareholders (one of which must be Executive unless he is no longer employed by the Company or otherwise entitled to the Earnout Consideration), OHM shall pay to the Shareholders, subject to Section 4.4(c), their respective portion of the Earnout Consideration, if any, five business days after the date all disputed items are fully resolved pursuant to Sections 4.4(a)(ii) or 4.4(a)(iii). All cash payments constituting the Earnout Consideration shall be made by wire transfer of immediately available funds to the respective accounts designated by the Shareholders. All the OHM Common Stock constituting the Earnout Consideration, when issued and delivered by OHM to the Shareholders as provided in this Agreement, will be validly



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         issued, fully paid and nonassessable.
                  (c) The value of the OHM Common Stock delivered in payment of the Earnout Consideration shall be determined using the average of the closing prices of such stock on the national securities exchange or over-the-counter market in which such stock is then currently listed or designated for trading for each business day commencing on the day 30 calendar days prior to the date of issuance to the Shareholders and ending on the day immediately preceding the date of issuance to the Shareholders. The OHM Common Stock, if any, issued in payment of the Earnout Consideration shall be freely transferable upon receipt of such common stock by the Shareholders. Subject to Section 4.1 of this Agreement, if OHM is unable to issue freely transferable OHM Common Stock to the Shareholders within 60 days of the date the amount of the Earnout Consideration is finally determined pursuant to Section 4.4(b), OHM shall pay to the Shareholders their respective portion of the Earnout Consideration in cash by wire transfer of immediately available funds to the respective accounts designated by the Shareholders.

         4.5 Definitions. For purposes of this Agreement, (a) "Average Operating Income" means (i) the operating income (loss) of the company for the three-year period following the Effective Date (subject to the adjustments set forth in Section 4.2(a)) determined in accordance with GAAP (but excluding all items of gain or loss classified as extraordinary in accordance with GAAP and subject to the accounting considerations set forth in Section 4.2(b)), divided by (ii) three.



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Notwithstanding the foregoing, the operating income of the Company shall not include any of the following: interest expense; income tax expense; amortization, if any, attributable to the transactions contemplated by the Stock Purchase Agreement; interest income; and other items of non-operating income and expense; and (b) "OHM Common Stock" means shares of Common Stock, par value $.10 per share, of OHM or any successor thereto provided the shares of such successor are listed or designated for trading on a national securities exchange or over-the-counter market.
         Section 5. Trade Secrets, Proprietary Information and Return of Materials.
         5.l Trade Secrets. Executive acknowledges that, by reason of Executive's duties, Executive will have access to and become informed of proprietary, non-public information relating to the Company as well as other confidential business and technical information and trade secrets ("Proprietary Information"), including, without limitation:
         (a) With respect to the Company and its affiliates,
                  (i) service specifications, schematics, designs, procedures, practices, testing methods, concepts for new or improved services and other service data; (ii) sources of supply and potential sources of supply, for capital equipment, components, products and services; (iii) all technical information relating to the invention, patenting, technological advancement, formulation, development, design, specifications, testing, manufacture and use of services, methods, processes, machinery and equipment (iv) customer information, such as customer lists, purchasing and servicing habits and credit



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information; (v) cost and pricing information; (vi) selling and marketing information, such as selling methods, strategies, catalogues, order books and instructional and promotional materials; (vii) training and recruiting methods and materials; (viii) corporate planning data; (ix) financial results and business conditions; and (x) any information that otherwise may be defined as a "trade secret" under the Uniform Trade Secrets Act; and
         (b) With respect to any other person or entity, any of the foregoing types of information which belong to such person or entity but to which Executive has had access by reason of his employment with the Company (including, without limitation, information delivered to the Company or to any of its affiliates in confidence by persons or entities for whom the Company is performing services).
         5.2 Ownership-of-Company Proprietary Information.
         Executive specifically acknowledges (a) that all of the Proprietary Information set forth in section 5.1(a) of this Agreement, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive, and whether compiled by the Company or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such Proprietary Information, or any part of it; (b) that reasonable efforts have been and will be taken by the Company and Executive to maintain the secrecy of such Proprietary information; (c) that such Proprietary Information is the sole property of the



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Company; and (d) that any retention in violation of Section 5.4 of this
Agreement or use of such Proprietary Information during or after the Term of Employment (except in the course of the performance of Executive's duties under the terms of this Agreement) shall constitute a misappropriation of the trade secrets of the Company.
         5.3 Non-disclosure of Trade Secrets. Executive will keep in strict confidence and will not, directly or indirectly, at any time during or after Executive's employment by the Company, disclose, furnish, disseminate, make available or use (except in the course of the performance of Executive's duties under the terms of this Agreement) any of the Proprietary Information.
         5.4 Return of Documents and Records. Executive agrees that upon termination of Executive's employment with the Company, for any reason, or expiration of the Term of Employment (unless Executive remains employed by the Company), Executive shall return to the Company, in good condition, all property of the Company, including, without limitation, any document or record (including, without limitation, computerized records) containing any Proprietary Information, and Executive shall promptly deliver to the Company all documents and records (including, without limitation, computerized records) of the Company in Executive's possession, custody or control. If such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking and/or recovering such property.



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         Section 6. Restrictive Covenants.
         6.1 During Term of Employment. During the Term of Employment, Executive will not compete with the Company anywhere within the United States. In accordance with this restriction, but without limiting its terms, during the Term of Employment, Executive will not:
                  (a) enter into or engage in any business which competes with the business of the Company; or
                  (b) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the business of the Company; or
                  (c) divert, entice, or take away any customers, business, patronage or orders of the Company; or
                  (d) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Company.
         6.2. After Termination of Employment. For the earlier of five years after the Effective Date, or three years from and after termination of this Agreement for any reason other than a termination without cause under Section 8.4, or for a period of two years from the date of such termination without cause under Section 8.4, Executive will not:
                  (a) enter into or engage in any business which competes with the Company's business within the Restricted Territory (as defined in Section 6.4(c)); or



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                  (b) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business, wherever located, that competes with, the Company's business within the Restricted Territory; or
                  (c) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory; or
                  (d) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company's business within the Restricted Territory.
         6.3. Related Parties. For the purposes of Sections 6.1 and 6.2, inclusive, but without limitation thereof, Executive will be in violation thereof if he engages in any or all of the activities set forth therein directly as an individual on his own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive's spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than one percent of the outstanding stock.
         6.4. Certain Definitions. (a) For the purposes of this Agreement, the term "Company" shall include any and all direct and indirect subsidiaries, divisions or business units of the Company for which Executive worked or had responsibility at the time of termination of his employment and at any time during the two year period prior to



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such termination.
                  (b) For the purposes of Sections 6.1 and 6.2, inclusive, the company's business is defined to be commercial, residential and government general contracting, construction management, and base and facilities maintenance, and the provision of related services described in any and all marketing materials as the same may be altered, amended, supplemented or otherwise changed from time to time or other services substantially similar to any such described services. For purposes of Section 6.2. insofar as it extends for a two-year or three-year period, as the case may be, following termination of Executive's employment or following expiration of the Term of Employment, the Company's business is defined to be commercial, residential and government general contracting, construction management and base and facilities maintenance, and the provision of related services described in any and all marketing materials in existence as of the date of termination of Executive's employment with the Company or expiration of the Term of Employment or other services substantially similar to any such described services.
                  (c) For the purposes of Section 6.2, the Restricted Territory shall be defined as and limited to:
         (i) the geographic area(s) within a one-hundred-mile radius of any and all Company locations) (including, without limitation, Salt Lake City, Utah and Washington, D.C.) in, to or for which Executive worked, was assigned or had any responsibility (either direct or supervisory) at the time of termination of his employment and at any time during his Term of Employment; and



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         (ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of his employment and at any time during his Term of Employment.
         6.5. Extension of Period. If it shall be judicially determined that Executive has violated any of his obligations under Section 6.2, then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
         6.6. Adequate Consideration. Executive acknowledges that his obligations under this Agreement are reasonable in the context of the nature of the Company's business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to employ or to grant compensation or benefits to the Executive pursuant to the terms of this Agreement, which Executive acknowledges constitutes new and/or good, valuable and sufficient consideration.
         6.7. Covenant Not to Solicit. Executive will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employees or any sales representatives, agent(s) or consultants of the Company to terminate their employment,



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



representation or other association with the Company, Executive's obligations under this Section 6.7 shall survive the termination of this Agreement and shall remain in full force and effect for ten years from the Effective Date.
         6.8. Communication of Contents of Agreement. During the Term of Employment and during any additional period in which the covenants contained in Sections 6.1 and 6.2 of this Agreement remain in effect Executive will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which he intends to represent, be employed by, be associated with, and which is engaged in a business that competes with the business of the Company.
         Section 7. Remedies. In the event of any breach by Executive of the provisions of Sections 5 or 6 of this Agreement, the parties hereby recognize and acknowledge that a remedy at law may be inadequate, and the Company may suffer irreparable injury. Accordingly, Executive consents to injunctive and other appropriate equitable relief upon the institution of appropriate proceedings by the Company in order to protect the rights of the Company under Sections 5 and 6 of this Agreement. Executive, OHM and the Company agree that if the Company determines that it in necessary to seek such equitable relief, the Company shall file a notice of arbitration (an "Arbitration Demand") with Executive and the American Arbitration Association ("AAA") seeking arbitration under the Expedited Procedure Rules of the Commercial Arbitration Rules of the AAA, supplemented as follows: (i) within twenty-four hours after Executive's receipt of an

Arbitration Demand, the Company and Executive shall select an arbitrator; (ii) if Executive fails to cooperate in selecting an arbitrator within such twenty-four-hour period, the company may proceed with obtaining injunctive relief from a court of competent jurisdiction; (iii) the parties agree that any hearing by the arbitrator shall be held as soon as possible, but no later than seven days after the date the arbitrator in selected; and (iv) that the arbitrator's decision shall be rendered as soon as possible, but no later than seven days after the date of the closing of the hearing referred to in clause
(iii) above. Such relief will be in addition to any other relief to which the Company may be entitled at law or in equity Resort to any remedy provided for under this Section 7 or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies or preclude the recovery by the Company of monetary damages.
         Section 8. Termination.
         8.1. Termination Upon Death or Disability. This Agreement and Executive's employment with the Company will terminate automatically upon the death or disability (as defined below) of Executive and in such event the Company will have no further obligation to Executive under this Agreement except to pay Executive or his estate or guardian, in the case of disability, the unpaid portion, if any, of the Salary payable to Executive under Section 3.1(a) for the period through the date of his death or disability and, to the extent provided in this Agreement, a portion of his Earnout Consideration. For purposes of this Agreement, "disability" means an illness or incapacity (mental or physical or both) of a character, nature, degree or effect that renders Executive incapable of performing his duties hereunder for a period of more than 90 consecutive days, or more than 120 days in any 180-day period. The determination of "disability" will be made by physicians acceptable to the Company, and Executive consents to examination by such physicians and to the disclosure by any physicians of any and all diagnoses, test results, opinions and other information obtained by such physicians during or as a result of such examinations.
         8.2. Termination by Executive. If Executive terminates his employment with the Company, the Company will have no further obligation to Executive under this Agreement except to pay Executive the unpaid portion, if any, of the Salary payable to Executive under Section 3.1(a) for the period through the date of termination.
         8.3. Termination for Cause. (a) In the event that the Company terminates Executive's employment with the Company for "cause" (as defined below) at any time by delivering notice of termination to Executive, the Company will have no further obligation to Executive under this Agreement, except to pay Executive the unpaid portion, if any, of the Salary payable to Executive pursuant to Section 3.1(a) for the period through the date of termination.
                  (b) For purposes of this Agreement, "cause", means willful misconduct by Executive resulting in material harm to the Company and its affiliates (including harm to the Company and its affiliates' public reputation), (ii) the breach by Executive of any of his covenants contained in this Agreement, (iii) Executive's conviction of, or Executive's entering of a guilty plea with respect to, a felony or (iv) Executive's misappropriation of corporate funds. Termination pursuant to this
Section 8.3 shall not be in limitation of any other right or remedy the Company may have against Executive, and following termination of this Agreement pursuant to this Section 8.3, Executive shall remain liable to the Company for any damages caused by any of the foregoing.
         8.4. Termination Other Than For Cause. In the event that the Company terminates Executive's employment with the Company without "cause", the company will have no further obligation to Executive under this Agreement, except to provide Executive with the Salary, the Target Bonus, if any, and benefits to which Executive would have been entitled pursuant to Sections 3.1 and 3.2 for the period through the six-month anniversary of the date of such termination and, to the extent provided in this Agreement, his Earnout Consideration, if any, payable pursuant to Section 4. Amounts payable in respect of the Target Bonus shall be payable on a pro rata basis in accordance with the OHM Bonus Plan, except that the requirement under the OHM Bonus Plan that Executive remain employed by the Company or its subsidiaries in order to be eligible to receive such bonus shall be deemed waived for purposes of this Section 8.4.
         8.5. Continuance of Covenants. Notwithstanding any other provision of this Agreement to the contrary, if this Agreement is terminated for any reason, Sections 5 and 6 will survive and continue to bind Executive to the extent set forth therein.
         Section 9. Miscellaneous. (a) Amendment. This Agreement may be



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



amended only by a writing executed by each of the parties to this Agreement.
                  (b) Entire Agreement. This Agreement, the Stock Purchase Agreement and the documents executed in connection with the Stock Purchase Agreement contain the entire agreement between the parties and supersede all prior understandings, agreements or representations by or between the parties, written or oral, to the extent they have related in any way to the subject matter hereof, provided, however, that (i) the obligations of the Company and Executive under this Agreement are expressly conditioned upon the closing of the transactions contemplated in the Stock Purchase Agreement and (ii) this Agreement shall be null and void in the event that the transactions contemplated in the Stock Purchase Agreement are not consummated.
                  (c) Notices. Any notice, request, consent and other communication required or permitted under this Agreement must be in writing and will be deemed to have been duly given (i) when received if personally delivered, (ii) within one day after being sent by recognized overnight delivery service, or (iii) within five days after being sent by registered or certified mail return receipt requested, postage prepaid, to the parties (and to the persons to whom copies shall be sent) at their respective addresses set forth below.
                  If to the Company:

                           Beneco Enterprises, Inc.
                           c/o OHM Corporation
                           5445 Triangle Parkway, Suite 400
                           Norcross, Georgia 30092
                           Attention: Steven E. Harbour, Esq.

                  If to Executive:

                           Scott Doxey
                           76 E. 6790 South
                           Midvale, Utah  84047

         Any party may change the address or the persons to whom notice shall be directed by notifying the other party as provided in this Section.
         (d) Assignability. This Agreement shall be assignable by the Company, in its sole discretion, to any one or more of the Company's direct or indirect wholly owned subsidiaries, and to its successors and assigns, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. Executive may not assign, pledge or encumber any interest in this Agreement or any part of this Agreement (this Agreement being personal to Executive).
         (e) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal, substantive laws of the State of Ohio, without regard to its principles of conflicts of laws.
         (f) Construction. Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties to this Agreement that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected thereby.

The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of such provision to the fullest extent legally permissible, provided, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.
         (g) Essential Covenants. Executive acknowledges that: (i) the covenants by Executive in Sections 5 and 6 are essential elements of this Agreement, and without Executive's agreement to comply with such covenants, the Company would not have a ired all of the outstanding shares of capital stock of the Company pursuant to the Stock Purchase Agreement nor entered into this Agreement or employed the Executive, (ii) Executive has independently consulted its counsel and has been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company, (iii) the covenants by Executive in Sections 5 and 6 are independent covenants and the existence of any claim by Executive against the Company under this Agreement or otherwise will not excuse the Executive's breach of any covenant in Section 5 or 6. and (iv) if Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and affect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 5 and 6.
         (h) Waivers. Any waiver by any party or any violation of, breach of, or default under, any provision of this Agreement by the other party shall not be construed as, or constitute a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.
         (i) Headings. The headings in this Agreement are solely for convenience and shall not be given any effect in the construction or interpretation of this Agreement.
         (j) Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give to any person or entity other than the Company and its affiliates, Executive, his estate and any permitted assignees, any rights or remedies under, or by reason of, this Agreement.
         (k) Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling.
         (1) Survival of Certain Obligations. The obligations of the Company and Executive set forth in this Agreement which by their terms extend beyond or survive the termination of the Term of Employment shall not be affected or diminished in any way by the termination of this Agreement.
         (m) No Violations. Executive represents and warrants that neither the execution and delivery of this Agreement nor Executive's performance of his duties and obligations under this Agreement will conflict with, violate or result in a breach of any of the terms, conditions or provisions of, or constitute a default under or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or declare a default under any contract, agreement, lease, license or instrument to which Executive or the Company is a party or by which Executive or the Company may be bound.
         (n) Succession Planning. Executive agrees that he shall assist the Company and OHM, in the manner and to the extent reasonably requested by the Company and OHM, in preparing a succession plan for the Company and in identifying, assisting and training a successor to Executive and/or successors to Executive's management team.
         (o) Arbitration. Except as provided in Sections 4 (solely with respect to the matters set forth in Section 4, which shall be governed by the procedures set forth therein) and 7 of this Agreement, any dispute relating to this Agreement or the performance by the parties of their respective obligations hereunder, which is not promptly resolved by mutual agreement of the parties, shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. Such arbitration shall be conducted by a single arbitrator appointed in accordance with such rules. The arbitrator's award resulting from such arbitration may be confirmed and entered an a final judgment in any court of competent jurisdiction and enforced accordingly. The parties hereto agree that any dispute relating to this Agreement or the performance by the parties of their respective obligations hereunder shall not in any event be subject to the American Arbitration Association's National Rules for the Resolution of Employment Disputes.
         (p) Earnout Provisions. Executive acknowledges and agrees that (i)
Section 4 of this Agreement is intended to benefit Executive and the other Shareholders, (ii) each of the Shareholders shall have identical provisions in their respective employment agreements and (iii) the parties may enforce the provisions of Section 4 as if such provisions were contained in a single agreement to which OHM, the Company, Executive and the other Shareholders were a party.
         (q) Confidentiality. Each of Executive, OHM and the Company will not, and will direct their representatives and agents not to, disclose to any person or entity the existence or terms of this Agreement except to the extent required by law or court order.
         IN WITNESS WHEREOF, Executive has duly executed and delivered this Agreement, and the Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, as of the date first written above.

                                                     /s/ Scott Doxey
                                                     ---------------------------
                                                     Scott Doxey
Accepted as of such date at Findlay, Ohio.
                                                     BENECO ENTERPRISES, INC.

                                                     By: /s/ Bennie Smith, Jr.
                                                        ------------------------

                                                     Name: Bennie Smith, Jr.
                                                          ----------------------

                                                     Title: President
                                                           ---------------------


                                                     OHM CORPORATION


                                                     By: /s/ Kris E. Hansel
                                                        ------------------------

                                                     Name: Kris E. Hansel
                                                          ----------------------

                                                     Title: Vice President &
                                                           ---------------------
                                                            Controller
                                                           ---------------------